Exhibit 11

HORIZON HEALTH CORPORATION

COMPUTATIONS OF EARNINGS PER SHARE

	Years Ended August 31, (In Thousands, Except Per Share Amounts)
	2004		2003		2002
BASIC

Net income	$10,775		$9,582		$8,924

Weighted average shares outstanding (basic)	5,424		5,250		5,386
Basic earnings per share	$1.99		$1.83		$1.66

DILUTED

Net income	$10,775		$9,582		$8,924

Weighted average shares outstanding (basic)	5,424		5,250		5,386
Effect of dilutive securities (options)	249	(1)	392	(1)	503	(1)

Weighted average shares outstanding (diluted)	5,673		5,642		5,889
Diluted earnings per share	$1.90		$1.70		$1.52

(1)	During 2004, 2003, and 2002 certain options to acquire common stock were not included in certain computations of EPS because the option exercise price was greater than the average market price of the common shares. The options excluded by quarter are as follows:

Quarter Ended	Options Excluded	Option Price Range
August 31, 2004	19,567	$23.30 - $23.75
May 31, 2004	4,000	$23.75
February 29, 2004	5,159	$23.30 -$23.75
November 30, 2003	10,571	$21.00 -$23.75
August 31, 2003	106,500	$17.01 -$23.75
May 31, 2003	55,413	$16.05 -$23.75
February 28, 2003	6,500	$16.35 -$23.75
November 30, 2002	96,700	$14.51 -$23.75
August 31, 2002	4,870	$14.80 -$23.75
May 31, 2002	4,000	$23.75
February 28, 2002	4,000	$23.75
November 30, 2001	4,670	$13.50 -$23.75